Exhibit 1

750 Alpine Chai Chee Road
#05-01 Technopark @ Chai Chee
Singapore 469001
Tel: (65) 6441 1213
Fax: (65) 6441 3013 www.mediaring.com
The Liverpool Limited Partnership and Elliott International, L.P (collectively, “Elliott Entities”) hereby agree jointly to sell one million nine hundred sixty five thousand four hundred sixteen 1,965,416 ordinary shares of Pacific Internet Limited (the “Sale Shares”), to MediaRing Ltd (“MediaRing”), at the price of US$9.50 per Sale Share .
We hereby confirm that, in the event that our acquisition of the Sale Shares from Elliott Entities results in any obligation on our part to make a general offer for all the remaining shares of Pacific Internet Limited not already acquired, owned, controlled or agreed to be acquired or purchased by ourselves and our concert party(ies), we will comply with the applicable rules of the Singapore Code on Take-overs and Mergers and the Securities and Futures Act, Chapter 289 of Singapore in relation to making such general offer.
In addition, we hereby confirm and acknowledge, for the purposes of Regulation S under the U.S. Securities Act of 1933, as amended, that we are located outside the United States and are not a “U.S. person”, within the meaning given to it in Regulation S. In addition, we hereby confirm that we have the authority and capacity, and have taken all necessary corporate action, to enter into this letter agreement and perform and complete the acquisition of the Sale Shares from the Elliott Entities.
The Elliott Entities jointly hereby confirm that that they are the beneficial owners of all the Sale Shares free from any encumbrances, and that each of the Elliott Entities have the authority and capacity, and have taken all necessary corporate action, to enter into this letter agreement and perform and complete the sale of the Sale Shares to MediaRing.
MediaRing Ltd
/s/ Khaw Kheng Joo
___________________________________________
Name: Khaw Kheng Joo
Designation: Director and Chief Executive Officer
Date: July 14, 2006
Agreed and Confirmed By:
The Liverpool Limited Partnership
By: Liverpool Associates, Ltd., as General Partner
By: /s/ Elliot Greenberg
       ________________________________________
Elliot Greenberg, Vice President
 Date: July 14, 2006
Elliott International, L.P.
By: Elliott International Capital Advisors Inc., as Attorney-in-Fact
By: /s/ Elliot Greenberg
       ________________________________________
Elliot Greenberg, Vice President
 Date: July 14, 2006